Exhibit 99.2

October 8, 2004

Teleglobe International Holdings Ltd.

Clarendon House

2 Church Street

Hamilton HM I1

Bermuda

Attention: Liam Strong, President and Chief Executive Officer

Gentlemen:

Having concluded that it is in the best interests of the corporation to do so, I hereby resign as Chairman of the Board of Directors and as Director of Teleglobe International Holdings Ltd., effective immediately.

The foregoing resignation is without prejudice to my rights as a former shareholder, officer and director of ITXC Corp., or as a shareholder or director of Teleglobe International Holdings Ltd., including without limitation my rights to indemnification under the Agreement and Plan of Merger among Teleglobe International Holdings Ltd., VEX Merger Subsidiary Corp. and IXTC Corp., dated as of November 4, 2003, as amended.

Very truly yours,

/s/ Tom I. Evslin
Tom I. Evslin